Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Avalo Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share	457(i)	22,357.897	(2)	$—	(3)	$—	$—	$—
	Equity	Common Stock underlying the Series C Non-Voting Convertible Preferred Stock	457(c)	22,357,897		$11.00	(4)	$245,936,867	$0.00014760	$36,300
	Equity	Warrants to purchase Common Stock	457(i)	11,967,526	(5)	$—	(3)	$—	$—	$—
	Equity	Common Stock underlying the Warrants	457(c)	11,967,526		$16.80	(6)	$201,054,437	$0.00014760	$29,676
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—
	Total Offering Amounts							$446,991,304		$65,976
	Total Fees Previously Paid							—		$—
	Total Fee Offsets							—		$—
	Net Fee Due									$65,976

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, $0.001 par value per share (the “Common Stock”), of Avalo Therapeutics, Inc. (the “Registrant”) which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Represents the maximum number of shares of Series C non-voting convertible preferred stock, par value $0.001 per share, each convertible for 1,000 shares of common stock being registered for resale.

(3) No additional consideration will be received upon conversion of the Series C non-voting convertible preferred stock and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Series C non-voting convertible preferred stock and the warrants, including the exercise price of the warrants, has been allocated to the underlying common stock included in the registration fee.

(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on Nasdaq Capital Market on June 4, 2024 of $11.00 per share.

(5) Represents the maximum number of warrants being registered for resale, each with an exercise price of $5.796933 per share of common stock.

(6) Pursuant to Rules 457(c) and 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is the sum of the average of the high and low prices of the Common Stock as reported on Nasdaq Capital Market on June 4, 2024 ($11.00) and the warrant exercise price per share of common stock ($5.796933).